This filing pursuant to Rule 424(b)(5) is identical to the filing made on May 24, 2002 under CIK 0000894356 (Structured Products Corp.). We are making this filing, at the request of the SEC's staff, for the sole purpose of including an optional "serial" tag in the header of the electronic submission to indicate that a reporting entity separate from the Depositor is issuing the Securities.

The Prospectus referred to herein is contained in the filing pursuant to Rule 424(b)(5) made on February 1, 2002 under CIK 0000894356 (Structured Products Corp.).

Filed pursuant to Rule 424(b)(5)
Registration File Number 333-57357

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 31, 2001)

Structured Products Corp., the Depositor
2,874,285 6.70% Corporate-Backed Trust Securities
(CorTS® Class A Certificates
(principal amount $25 per Class A Certificate)
issued by
CorTS®Trust For SunAmerica Debentures, the Trust

        The Trust will issue Class A Certificates, which will represent interests in the Trust and will be paid only from the assets of the Trust. The assets of the Trust will consist of (i) $95,682,000 5.60% Debentures due July 31, 2097 issued by SunAmerica Inc. (currently known as American International Group Inc. pursuant to a merger on January 1, 1999) and all future payments of interest and (ii) a single payment of principal due on the Debentures, as described in this Prospectus Supplement.

        The Class A Certificates will evidence the right to receive (i) semiannual interest payments on the principal amount of your Class A Certificates at an interest rate of 6.70% per annum, (ii) your pro rata amount of a single payment of principal of $71,857,125 (or $25 per Class A Certificate) due on July 31, 2097 or on such earlier date as described in this Prospectus Supplement and (iii) your pro rata amount of an additional payment of principal of $23,824,875 (or $8.28 per Class A Certificate) due on July 31, 2097 or, $8.28 per Class A Certificate or greater amount on such earlier date on which the Trust redeems your Class A Certificates; provided, however, that you will not receive such $8.28 per Class A Certificate or greater amount if the Trust redeems your Class A Certificates following the exercise of the Call Warrants as described in this Prospectus Supplement. The Class A Certificates will represent interests in the Trust only and will not represent an interest in or obligations of any other party. No governmental agency or instrumentality has insured or guaranteed the Class A Certificates or the Underlying Debentures. The Trust will also issue Class B Certificates and Call Warrants, neither of which are being offered hereby. The Class B Certificates will evidence the right to receive semiannual interest payments on the notional amount of the Class B Certificates (which as of the date of issuance will be $95,682,000) at an interest rate of 0.5683% per annum, and the Call Warrants will represent the right to purchase the Underlying Debentures under certain circumstances. Interest distributions on the Class A Certificates will rank on a parity with distributions on the Class B Certificates.

        You should fully consider the risk factors on page S-9 in this Prospectus Supplement prior to investing in the Class A Certificates.

        The Class A Certificates have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange. Trading of the Class A Certificates on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery thereof. See “Underwriting” herein.

        Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined that this Prospectus Supplement or the accompanying Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Public offering price………………………………………… Underwriting discount……………………………………… Proceeds to Trust (before expenses)…………………………	Per Class A Certificate $25 $0.7875 $24.2125	Total $71,857,125 $2,263,499.44 $69,593,625.56

        The Underwriters expect to deliver your Class A Certificates in book-entry form only through The Depository Trust Company on or about May 17, 2002.

® “CorTS” is a registered service mark of Salomon Smith Barney Inc.

Salomon Smith Barney	First Union Securities, Inc.

May 17, 2002

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement or the accompanying Prospectus in connection with the offer made by this Prospectus Supplement and the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Underwriters. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that the information contained herein and in the accompanying Prospectus is correct as of any time subsequent to the date hereof; however, if any material change occurs while this Prospectus Supplement or the accompanying Prospectus is required by law to be delivered, this Prospectus Supplement or the accompanying Prospectus will be amended or supplemented accordingly.

                         TABLE OF CONTENTS

                       Prospectus Supplement

                                                               Page
                                                               ----

                            Prospectus

INFORMATION ABOUT CLASS A CERTIFICATES

        We provide information to you about the Class A Certificates in two separate documents that progressively provide more detail: (a) the accompanying Prospectus, which provides general information, some of which may not apply to the Class A Certificates; and (b) this Prospectus Supplement, which describes the specific terms of your Class A Certificates.

        You are urged to read both the accompanying Prospectus and this Prospectus Supplement in full to obtain material information concerning the Class A Certificates. If the descriptions of the Class A Certificates vary between this Prospectus Supplement and the accompanying Prospectus, you should rely on the information contained in this Prospectus Supplement.

        We include cross-references in this Prospectus Supplement and the accompanying Prospectus to captions in these materials where you can find further related discussions. The Table of Contents for this Prospectus Supplement and the accompanying Prospectus identify the pages where these sections are located.

        You can find a listing of the pages where capitalized terms used in this Prospectus Supplement and the accompanying Prospectus are defined under the caption “Index of Terms” beginning on page S-27 in this document and beginning on page 41 in the accompanying Prospectus.

        The Depositor has filed with the Securities and Exchange Commission a registration statement (of which this Prospectus Supplement and the accompanying Prospectus form a part) under the Securities Act of 1933, as amended, with respect to the Class A Certificates. This Prospectus Supplement and the accompanying Prospectus do not contain all of the information contained in the registration statement. For further information regarding the documents referred to in this Prospectus Supplement and the accompanying Prospectus, you should refer to the registration statement and the exhibits thereto. The registration statement and such exhibits can be inspected and copied at prescribed rates at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can also be obtained electronically through the Securities and Exchange Commission’s internet web site (http://www.sec.gov).

        You should rely only on the information contained in this Prospectus Supplement or the accompanying Prospectus. Neither the Depositor nor the Underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the Depositor nor the Underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement or the accompanying Prospectus is accurate as of the date on their respective front covers only.

SUMMARY

        This summary highlights selected information from this Prospectus Supplement. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the Class A Certificates, you should read carefully this Prospectus Supplement and the accompanying Prospectus in full.

Establishment of the Trust................................

Structured Products Corp., the Depositor, is establishing a Trust to be designated as CorTS(R) Trust For SunAmerica Debentures. The assets of the Trust will consist of $95,682,000 5.60% Debentures due July 31, 2097 (the "Underlying Debentures") issued by SunAmerica Inc. (currently known as American International Group Inc. pursuant to a merger on January 1, 1999) (the "Underlying Issuer"), and payments of principal and interest made on the Underlying Debentures as discussed in more detail under "Description of the Class A Certificates" herein.

Offered Securities...........................................	As holder of Class A Certificates, you will have the right to receive from the Trust:

•

periodic payments of interest on the principal amount of your Class A Certificates accruing from the closing date at a rate of 6.70% per annum, on each January 31 and July 31, commencing on July 31, 2002, until the principal amount of your Class A Certificates is paid in full as described below;

•

the pro rata share for your Class A Certificates of a single payment of principal of $71,857,125 (or $25 per Class A Certificate). It is expected that you will receive your pro rata share of the principal payment on July 31, 2097, the maturity date of the Underlying Debentures, or on such earlier date on which the Trust redeems your Class A Certificates as described under “Description of the Class A Certificates–Redemption of the Class A Certificates Upon Exercise of a Call Warrant” and “–Redemption of the Class A Certificates Upon Redemption of the Underlying Debentures” herein; and

•	the pro rata share for your Class A Certificates of an additional payment of principal of $23,824,875 (or $8.28 per Class A Certificate) due on July 31, 2097, or $8.28 per Class A

Certificate or greater amount on such earlier date on which the Trust redeems your Class A Certificates; provided, however, that you will not receive such $8.28 per Class A Certificate or greater amount if the Trust redeems your Class A Certificates following the exercise of the Call Warrants as described under “Description of the Class A Certificates–Redemption of the Class A Certificates Upon Exercise of a Call Warrant” and “–Redemption of the Class A Certificates Upon Redemption of the Underlying Debentures.”

The Class A Certificates are expected to trade flat. This means that any accrued and unpaid interest on the Class A Certificates will be reflected in the trading price, and purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Class A Certificates not included in the trading price.

On the Closing Date, the Trust also will issue the Class B Certificates, which will evidence the right to receive semiannual interest payments on the notional amount of the Class B Certificates (which as of the date of issuance will be $95,682,000) at an interest rate of 0.5683% per annum, and will issue Call Warrants, which represent the right of a holder of the Call Warrants to purchase the Underlying Debentures from the Trust on certain dates as described in this Prospectus Supplement. The Class B Certificates and the Call Warrants are not being offered hereby. Interest distributions on the Class A Certificates will rank on a parity with distributions on the Class B Certificates.

Call Warrants; Exercise of Call Warrants; Redemption of Class A Certificates.........................................

On any Business Day on or after May 17, 2007, or on any Business Day after the Underlying Issuer gives notice indicating its intention to redeem the Underlying Debentures at its option or in connection with a Tax Event, the holders of the Call Warrants have the right to purchase the Underlying Debentures from the Trust at a price equal to 75.09996% of the principal amount of the Underlying Debentures plus accrued and unpaid interest to the date of redemption. If a Call Warrant is exercised, Class A Certificates with a principal amount equal to 75.09996% of the principal amount of Underlying Debentures being purchased upon such exercise will be redeemed for an amount equal to $25 per Class A Certificate plus accrued and unpaid interest to the date of redemption.

The Underlying Issuer has the right to redeem the Underlying Debentures in whole at any time or in part from time to time, at the option of the Underlying Issuer, at a redemption price equal to the greater of (i) 100% of the accreted value of the Underlying Debentures to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereof, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a certain treasury benchmark rate plus 0.20%, together in either case with accrued interest on the principal amount being redeemed to the date of redemption.

In addition, upon the occurrence of a Tax Event (as defined herein), the Underlying Issuer may, under certain circumstances, redeem the Underlying Debentures in whole (but not in part), at a redemption price equal to the greater of (i) 100% of the accreted value of the Underlying Debentures to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereof, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a certain treasury benchmark rate plus 0.55%, together in either case with accrued interest on the principal amount being redeemed to the date of redemption.

If the Underlying Issuer gives notice indicating its intention to redeem the Underlying Debentures and the redemption proceeds will equal more than $25 per Class A Certificate, holders of the Call Warrants can be expected to exercise their Call Warrants and cause a redemption of the Class A Certificates for an amount equal to $25 per Class A Certificate plus accrued and unpaid interest to the date of redemption. However, if the Underlying Issuer redeems the Underlying Debentures before the Call Warrants are exercised, the Class A Certificates will be redeemed for their pro rata share of the applicable redemption price, which will equal at least $25 per Class A Certificate plus accrued and unpaid interest to the date of redemption.

The Underlying Issuer is not required to redeem, nor is a holder of the Call Warrants required to exercise a Call Warrant with respect to, the Underlying Debentures prior to their stated maturity. Therefore, there can be no assurance that the Trust will repurchase your Class A Certificates prior to July 31, 2097. Should the Trust redeem your Class A Certificates prior to July 31, 2097, the Trustee will notify you by mail at least fifteen (15) days before such date of redemption.

Conditional Right to Shorten Maturity Date.................................................

Upon the occurrence of a Tax Event (as defined herein), the Underlying Issuer has the right to shorten the maturity date of the Underlying Debentures to the minimum extent required, in the opinion of a nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid, or original issue discount accrued, on the Underlying Debentures will be deductible for federal income tax purposes or, if such counsel is unable to opine definitively as to such minimum period, the minimum extent so required as determined in good faith by the Board of Directors of the Underlying Issuer, after receipt of an opinion of such counsel regarding the applicable legal standards. In the event the Underlying Issuer shortens the maturity date of the Underlying Debentures, the maturity date of the Class A Certificates will be similarly shortened. See "Description of the Class A Certificates--Conditional Right to Shorten Maturity" herein.

Trustee and Trust Agreement...........................

U.S. Bank Trust National Association will act as Trustee pursuant to a trust agreement dated December 15, 2000, as supplemented by a supplement dated as of the closing date. You may inspect the trust agreement and the supplement at the office of the Trustee at 100 Wall Street, Suite 1600, New York, New York 10005.

Denominations........................................	Each Class A Certificate will have a principal amount of $25.

Registration, Clearance and Settlement.................................................	Your Class A Certificates will be registered in the name of Cede & Co., as the nominee of The Depository Trust Company.

Tax Considerations………………………

Each of the Certificateholders, the Trustee, and the holder of the Call Warrant have agreed (or, in the case of the Certificateholders, will be deemed to have agreed upon its acceptance of a Certificate) to treat, for United States federal income (and state and local and franchise) tax purposes, the Class A Certificates as indebtedness of the holder of the Call Warrant, and unless otherwise required by appropriate taxing authorities have agreed (or have been deemed to agree) not to take any position inconsistent with this characterization. Accordingly, you should report interest payments you receive as interest (and not original issue discount) as it is received (or, if you are an accrual method taxpayer, as it is accrued).

It is possible, however, that the Internal Revenue Service may characterize the Class A Certificates in another manner, in which case, among other consequences all gain on the sale of the Class A Certificates may be short-term capital gain regardless of your holding period. See “Certain Federal Income Tax Considerations” herein for the effects of such alternative characterizations.

ERISA Considerations………………………

An “employee benefit plan” subject to the Employee Retirement Income Security Act of 1974, as amended, or a “plan” subject to Section 4975 of the Internal Revenue Code of 1986, as amended, contemplating the purchase of Class A Certificates should consult with its counsel before making such a purchase. The fiduciary of such an employee benefit plan or plan and such legal advisors should consider whether the Class A Certificates will satisfy all of the requirements of the “publicly-offered securities” exception described herein or the possible application of other “prohibited transaction exemptions” described herein. See “Certain ERISA Considerations” herein.

Listing…………………………………………	The Class A Certificates have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange. Trading of the Class A

Certificates on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery thereof. See "Underwriting" herein.

Ratings…………………………………………

It is a condition to issuance of the Class A Certificates that they be rated identically to the Underlying Debentures by each of Moody's Investors Service, Inc. and Standard & Poor's Ratings Services. As of the date of this Prospectus Supplement, the Underlying Debentures are rated "Aaa" and "AAA" by Moody's Investors Service, Inc. and Standard & Poor's Ratings Services, respectively.

RISK FACTORS

You should consider the following factors in deciding whether to purchase the Class A Certificates:

1.

No Investigation of the Underlying Debentures or the Underlying Issuer Has Been Made by the Depositor, Underwriters or Trustee. None of the Depositor, the Underwriters or the Trustee has made, or will make, any investigation of the business condition, financial or otherwise, of the Underlying Issuer, or verify any reports or information filed by the Underlying Issuer with the Securities and Exchange Commission or otherwise made available to the public. It is strongly recommended that prospective investors in the Class A Certificates consider publicly available financial and other information regarding the Underlying Issuer. See “The Underlying Issuer,” “Description of the Underlying Debentures,” and “Appendix A–Description of the Underlying Debentures” herein.

2.

Underlying Issuer Is the Only Payment Source. The payments made by the Underlying Issuer on the Underlying Debentures are the only source of payment for your Class A Certificates. The Underlying Issuer is subject to laws permitting bankruptcy, moratorium, reorganization or other actions; should the Underlying Issuer experience financial difficulties, this could result in delays in payment, partial payment or non-payment of your Class A Certificates. In the event of nonpayment on the Underlying Debentures by the Underlying Issuer, you will bear the risk of such nonpayment. See “Description of the Class A Certificates—Recovery on Underlying Debentures Following Payment Default or Acceleration” herein.

3.

Certain Payments to the Depositor. On July 31, 2002, as payment of the balance of the purchase price for the Underlying Debentures, the Trustee will pay to the Depositor the amount of the interest accrued on the Underlying Debentures from January 31, 2002 to but not including the closing date. In the event the Depositor is not paid such accrued interest on such date, the Depositor will have a claim for such accrued interest, and will share on a parity with Class A Certificateholders and the Class B Certificateholders to the extent of such claim (i) in the proceeds from the recovery on the Underlying Debentures, in the case of the Class A Certificates and (ii) in the portion of the proceeds which represent accrued interest, in the case of the Class B Certificates. See “Description of the Class A Certificates—Recovery on Underlying Debentures Following Payment Default or Acceleration” herein.

4.

Holders of the Call Warrants May Cause the Redemption of the Class A Certificates. On any Business Day on or after May 17, 2007, or on any Business Day after the Underlying Issuer gives notice indicating its intention to redeem the Underlying Debentures at its option or in connection with a Tax Event, holders of the Call Warrants have the right to purchase the Underlying Debentures from the Trust and cause the redemption of Class A Certificates with a principal amount equal to 75.09996% of the principal amount of Underlying Debentures being purchased for an amount equal to $25 per Class A Certificate plus accrued and unpaid interest to the date of redemption.

5.

The Underlying Debentures May Be Redeemed by the Underlying Issuer. The Underlying Issuer has the right to redeem the Underlying Debentures in whole at any time or in part from time to time, at the option of the Underlying Issuer, at a redemption price equal to the greater of (i) 100% of the accreted value of the Underlying Debentures to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereof, discounted to the date of redemption on a semiannual basis (assuming a 360 day year consisting of twelve 30 day months) at a certain treasury benchmark rate plus 0.20%, together, in either case with accrued interest on the principal amount being redeemed to the date of redemption. In addition, upon the occurrence of a Tax Event, the Underlying Issuer may, under certain circumstances, redeem the Underlying Debentures in whole (but not in part), at a redemption price equal to the greater of (i) 100% of the accreted value of the Underlying Debentures to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereof, discounted to the date of redemption on a semiannual basis (assuming a 360 day year consisting of twelve 30 day months) at a certain treasury benchmark rate plus 0.55%, together, in either case with accrued interest on the principal amount being redeemed to the date of redemption. If the Underlying Issuer gives notice indicating its intention to redeem the Underlying Debentures and the redemption proceeds will equal more than $25 per Class A Certificate, holders of the Call Warrants can be expected to exercise their Call Warrants and cause a redemption of the Class A Certificates for an amount equal to $25 per Class A Certificate plus accrued and unpaid interest to the date of redemption. See “Description of the Class A Certificates—Redemption of the Class A Certificates Upon Exercise of a Call Warrant” herein.

6.

The Underlying Issuer May Shorten the Maturity of the Underlying Debentures if a Tax Event Occurs. Upon the occurrence of a Tax Event (as defined herein), the Underlying Issuer will have the right to shorten the maturity of the Underlying Debentures to the minimum extent required, in the opinion of a nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid, or original issue discount accrued, on the Underlying Debentures will be deductible for federal income tax purposes or, if such counsel is unable to opine definitively as to such minimum period, the minimum extent so required as determined in good faith by the Board of Directors of the Underlying Issuer, after receipt of an opinion of such counsel regarding applicable legal standards. There can be no assurance that the Underlying Issuer would not exercise its right to shorten the maturity of the Underlying Debentures upon the occurrence of such a Tax Event (as defined herein) or as to the period by which such maturity would be shortened. The Underlying Issuer’s exercise of its right to shorten the maturity of the Underlying Debentures will be a taxable event to Class A Certificateholders if the Underlying Debentures are treated as equity for purposes of federal income taxation before the maturity is shortened, assuming that the Underlying Debentures of shortened maturity are treated as debt for such purposes.

7.

Possible Early Termination of the Trust. Should the Underlying Issuer cease to report under the Securities Exchange Act of 1934, as amended, the Trustee may be required to liquidate the Underlying Debentures and to distribute the proceeds to the Class A Certificateholders and Class B Certificateholders. You may suffer a loss upon any such occurrence. See “Description of the Class A Certificates-Action Upon Underlying Issuer Failing to Report Under the Exchange Act” herein.

FORMATION OF THE TRUST

        Structured Products Corp. (the “Depositor” or the “Company”) will establish a Trust, to be designated as CorTS® Trust For SunAmerica Debentures (the “Trust”) under New York law pursuant to the Trust Agreement dated December 15, 2000 (the “Trust Agreement”), as supplemented by the CorTS® Supplement 2002-3, dated as of the Closing Date. The “Closing Date” means the date of initial delivery of the Class A Certificates. The assets of the Trust will consist of $95,682,000 5.60% Debentures due July 31, 2097 (the “Underlying Debentures” or, as referred to in the accompanying Prospectus, the “Term Assets”) issued by SunAmerica Inc. (currently known as American International Group Inc. pursuant to a merger on January 1, 1999) (the “Underlying Issuer” or, as referred to in the accompanying Prospectus, the “Term Assets Issuer”) and payments of principal and interest made by the Underlying Issuer on the Underlying Debentures as discussed in more detail under “Description of the Class A Certificates” herein. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Concurrently with the execution and delivery of the Trust Agreement, the Company will deposit with the Trustee the Underlying Debentures and the Trustee, on behalf of the Trust, will accept such Underlying Debentures and deliver the Class A Certificates (the “Class A Certificates”), the Class B Certificates (the “Class B Certificates”) and the Call Warrants (the “Call Warrants” ) to or upon the order of the Company. The Trustee will hold the Underlying Debentures for the benefit of the holders of the Class A Certificates (the “Class A Certificateholders”) and the holders of the Class B Certificates (the “Class B Certificateholders”), subject to the rights of the holders of the Call Warrants (the “Warrantholders”). Interest distributions on the Class A Certificates will rank on a parity with the Class B Certificates. The Company and the Trustee may not make any amendments to the Trust Agreement that will adversely affect in a material fashion the rights of the Warrantholders.

USE OF PROCEEDS

        The net proceeds to be received by the Company from the sale of the Class A Certificates and Class B Certificates will be used to purchase the Underlying Debentures, which, after the purchase thereof, will be deposited by the Company with the Trust and will be the sole Deposited Assets (as defined in the accompanying Prospectus) of the Trust.

THE UNDERLYING ISSUER

        This Prospectus Supplement does not provide information with respect to the Underlying Issuer. No investigation has been made of the financial condition or creditworthiness of the Underlying Issuer in connection with the issuance of the Class A Certificates. The Company is not an affiliate of the Underlying Issuer.

        The Underlying Issuer is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Reports, proxy statements and other information filed by the Underlying Issuer with the Commission pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site at http://www.sec.gov containing reports, proxy statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, on which one or more of the Underlying Issuer’s securities are listed.

        This Prospectus Supplement, the accompanying Prospectus, the Underlying Debentures Prospectus and the Underlying Debentures Registration Statement describe the material terms of the Underlying Debentures. This Prospectus Supplement is qualified in its entirety by, and should be read in conjunction with, (i) the accompanying Prospectus, (ii) the Underlying Debentures Prospectus and (iii) the Underlying Debentures Registration Statement of which such Underlying Debentures Prospectus is a part. No representation is made by the Trust, the Trustee, the Underwriters or the Company as to the accuracy or completeness of the information contained in the Underlying Debentures Registration Statement.

DESCRIPTION OF THE UNDERLYING DEBENTURES

        The Underlying Debentures of the Trust will consist solely of $95,682,000 aggregate principal amount of 5.60% Debentures due July 31, 2097 issued by the Underlying Issuer, having the characteristics described in a Prospectus Supplement dated July 24, 1997 to a Prospectus dated July 24, 1997 (the “Underlying Debentures Prospectus”). The Underlying Debentures originally were issued by the Underlying Issuer as part of an underwritten public offering of $175,000,000 aggregate principal amount of such securities, pursuant to registration statement no. 333-31619 (together with all amendments and exhibits thereto, the “Underlying Debentures Registration Statement”), filed by the Underlying Issuer with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). Distributions of interest are required to be made on the Underlying Debentures semiannually on the 31st of each January and July, or if such day is not a Business Day, on the next succeeding Business Day, and a single payment of principal of $95,682,000 is payable on July 31, 2097 (the “Maturity Date”) or upon earlier redemption.

        This Prospectus Supplement sets forth material terms with respect to the Underlying Debentures, but does not provide detailed information with respect thereto. This Prospectus Supplement relates only to the Class A Certificates offered hereby and is not an offering document for the Underlying Debentures. All disclosure contained herein with respect to the Underlying Debentures is derived from publicly available documents described above. The Underlying Issuer is subject to the information reporting requirements of the Exchange Act. Accordingly, the Underlying Issuer is obligated to file reports and other information with the Commission. Although the Company has no reason to believe the information concerning the Underlying Debentures or the Underlying Issuer set forth in the Underlying Debentures Prospectus or any report filed under the Exchange Act is not reliable, neither the Company nor any of the Underwriters have participated in the preparation of such documents, or made any due diligence inquiry with respect to the information provided therein. Neither the Company nor any of the Underwriters have verified the accuracy or completeness of such documents or reports. Information contained in such documents and reports is as of the date(s) stated therein, and comparable information, if given as of the date hereof, may be different. There can be no assurance that events affecting the Underlying Debentures or the Underlying Issuer have not occurred, which have not yet been publicly disclosed, which would affect the accuracy or completeness of the publicly available documents described above.

Ratings

        The Underlying Debentures have been rated “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”) and “AAA” by Standard & Poor’s Ratings Services (“S&P”). Any rating of the Underlying Debentures is not a recommendation to purchase, hold or sell such Underlying Debentures or the Class A Certificates, and there can be no assurance that a rating will remain for any given period of time or that a rating will not be revised or withdrawn entirely by a rating agency if in its judgment circumstances in the future so warrant.

The Underwriters and the Underlying Issuer

        From time to time, Salomon Smith Barney Inc., Prudential Securities Incorporated and Dain Rauscher Incorporated (collectively, the “Underwriters”) may be engaged by the Underlying Issuer as underwriter or placement agent, in an advisory capacity or in other business arrangements. In addition, the Underwriters or an affiliate of the Depositor may make a market in other outstanding securities of the Underlying Issuer.

DESCRIPTION OF THE CLASS A CERTIFICATES

General

        The Class A Certificates will be issued pursuant to the terms of the Trust Agreement. The following summary as well as other pertinent information included elsewhere in this Prospectus Supplement and in the accompanying Prospectus describes material terms of the Class A Certificates and the Trust Agreement, but does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Class A Certificates and the Trust Agreement. The following summary supplements the description of the general terms and provisions of the Class A Certificates of any given series and the related Trust Agreement set forth in the accompanying Prospectus, to which description reference is hereby made.

        The Class A Certificates will be denominated and distributions with respect thereto will be payable in United States Dollars, which will be the “Specified Currency” as such term is defined in the accompanying Prospectus. The Class A Certificates, together with the Class B Certificates, represent in the aggregate the entire beneficial ownership interest in the Trust. The property of the Trust will consist of (i) the Underlying Debentures and (ii) all payments on or collections in respect of the Underlying Debentures accrued on or after the Closing Date, together with any proceeds thereof. The property of the Trust will be held for the benefit of the holders of the Class A Certificates and the Class B Certificates by the Trustee, subject to the rights of the holders of the Call Warrants.

        All distributions to Class A Certificateholders will be made only from the property of the Trust (including any proceeds received from the exercise of the Call Warrants) as described herein. The Class A Certificates do not represent an interest in or obligation of the Depositor, the Underlying Issuer, the Trustee, the Underwriters, or any affiliate of any thereof.

Distributions

        Each Class A Certificate evidences the right to receive, to the extent received on the Underlying Debentures, (i) a semiannual distribution of interest on January 31 and July 31 of each year, commencing July 31, 2002, or if any such day is not a Business Day, the next succeeding Business Day, (ii) a distribution of principal equal to $25 per Class A Certificate on July 31, 2097, or if any such day is not a Business Day, the next succeeding Business Day, or upon early redemption and (iii) an additional distribution of principal equal to $8.28 per Class A Certificate on July 31, 2097, or if any such day is not a Business Day, the next succeeding Business Day, or $8.28 per Class A Certificate or greater amount on such earlier date on which the Trust redeems your Class A Certificates; provided, however, that you will not receive such $8.28 per Class A Certificate or greater amount if the Trust redeems your Class A Certificates following the exercise of the Call Warrants as described under “—Redemption of the Class A Certificates Upon Exercise of a Call Warrant” and “—Redemption of the Class A Certificates Upon Redemption of the Underlying Debentures”. With respect to any distribution date, the record date is the day immediately prior to such distribution date. For purposes of the foregoing, “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

Additional Underlying Debentures; Class A Certificates and ClassB Certificates

        From time to time hereafter, additional Underlying Debentures may be sold to the Trust, in which case additional Class A Certificates will be issued in a principal amount equal to 75.09996% of the principal amount of the Underlying Debentures so sold to the Trustee, and additional Class B Certificates will be issued in a notional amount equal to the principal amount of Underlying Debentures so sold to the Trustee. Any such additional Class A Certificates issued will rank pari passu with the Class A Certificates issued on the date hereof, and any such additional Underlying Debentures will be subject to Call Warrants.

Redemption of the Class A Certificates Upon Exercise of a Call Warrant

        On any Business Day on or after May 17, 2007, or on any Business Day after the Underlying Issuer gives notice indicating its intention to redeem the Underlying Debentures at its option or in connection with a Tax Event (a “Warrant Exercise Date”), Warrantholders have the right to purchase, in whole or in part, the Underlying Debentures from the Trust at a price equal to 75.09996% of the principal amount of the Underlying Debentures plus accrued and unpaid interest to the Warrant Exercise Date.

        After receiving payment, the Trust will transfer the Underlying Debentures to the exercising Warrantholder on the applicable Warrant Exercise Date. Any such exercise of a Call Warrant will cause the redemption of the Class A Certificates for an amount equal to $25 per Class A Certificate plus accrued and unpaid interest to the date of redemption, which redemption shall be effected with the cash proceeds received by the Trust from the sale of the Underlying Debentures to the Warrantholders. In addition, the Trustee will pay, from such proceeds, accrued and unpaid interest on the Class B Certificates to the date of redemption, and will reduce the notional amount of the Class B Certificates by an amount equal to the principal amount of the Underlying Debentures sold. If a Warrantholder fails to make the required payment on the Warrant Exercise Date, the Underlying

Debentures will not be sold, the Class A Certificates will not be redeemed and the notional amount of the Class B Certificates will not be reduced. Any such failure will not affect a Warrantholder’s right to exercise the Call Warrant at a later date.

        Upon receipt by the Trustee of a notice that all or a portion of the Underlying Debentures are being purchased by a Warrantholder, the Trustee will select by lot for redemption a principal amount of Class A Certificates equal to 75.09996% of the principal amount of Underlying Debentures to be purchased. The Trustee will notify the Class A Certificateholders, Moody’s and S&P of a Warrantholder’s intent to exercise a Call Warrant.

Redemption of the Class A Certificates Upon Redemption of the Underlying Debentures

        Upon receipt by the Trustee of a notice that all or a portion of the Underlying Debentures are to be redeemed, the Trustee will select by lot for redemption a principal amount of Class A Certificates equal to 75.09996% of the principal amount of Underlying Debentures to be redeemed and establish the date such Class A Certificates are to be redeemed. Notice of such redemption will be given by the Trustee to the registered Class A Certificateholders at such registered Class A Certificateholder’s last address on the register maintained by the Trustee; provided, however, that the Trustee will not be required to give notice of redemption prior to the third Business Day after the date it receives notice of such redemption.

        The Underlying Issuer has the right to redeem the Underlying Debentures in whole at any time or in part from time to time, at the option of the Underlying Issuer, at a redemption price equal to the greater of (i) 100% of the accreted value of the Underlying Debentures to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereof, discounted to the date of redemption on a semiannual basis (assuming a 360 day year consisting of twelve 30 day months) at a certain treasury benchmark rate plus 0.20%, together, in either case with accrued interest on the principal amount being redeemed to the date of redemption.

        In addition, upon the occurrence of a Tax Event (as defined below), the Underlying Issuer may, under certain circumstances, redeem the Underlying Debentures in whole (but not in part), at a redemption price equal to the greater of (i) 100% of the accreted value of the Underlying Debentures to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereof, discounted to the date of redemption on a semiannual basis (assuming a 360 day year consisting of twelve 30 day months) at a certain treasury benchmark rate plus 0.55%, together, in either case with accrued interest on the principal amount being redeemed to the date of redemption.

        If the Underlying Issuer gives notice indicating its intention to redeem the Underlying Debentures and the redemption proceeds will equal more than $25 per Class A Certificate, Warrantholders can be expected to exercise their Call Warrants and cause a redemption of the Class A Certificates for an amount equal to $25 per Class A Certificate plus accrued and unpaid interest to the date of redemption. However, if the Underlying Issuer redeems the Underlying Debentures before the Call Warrants are exercised, the Class A Certificates will be redeemed for their pro rata share of the applicable redemption price, which will equal at least $25 per Class A Certificate plus accrued and unpaid interest to the date of redemption. In addition, the Trustee will pay to the Class B Certificates accrued and unpaid interest to the date of redemption, and will reduce the notional amount of the Class B Certificates by an amount equal to the principal amount of the Underlying Debentures redeemed.

        “Tax Event” means that the Underlying Issuer shall have received an opinion of a nationally recognized independent tax counsel to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling (including any technical advice memorandum or other private letter ruling), regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”), or (c) any amendment to, clarification of, or change in any official position with respect to, or the interpretation of (including any position taken in any Internal Revenue Service audit or similar proceeding, in each event, involving the Underlying Issuer), an Administrative or Judicial Action or a law or regulation of the United States that differs from the theretofore generally accepted position or interpretation, in each case, occurring on or after July 28, 1997, there is more than an insubstantial increase in the risk that interest paid by the Underlying Issuer, or original issue discount accrued, on the Underlying Debentures is not, or will not be, deductible, in whole or in part, by the Underlying Issuer for purposes of United States federal income tax purposes.

Conditional Right to Shorten Maturity

        Upon occurrence of a Tax Event, the Underlying Issuer will have the right to shorten the maturity of the Underlying Debentures to the minimum extent required, in the opinion of a nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid, or original issue discount accrued, on the Underlying Debentures will be deductible for federal income tax purposes or, if such counsel is unable to opine definitively as to such minimum period, the minimum extent so required as determined in good faith by the Board of Directors of the Underlying Issuer, after receipt of an opinion of such counsel regarding the applicable standards. There can be no assurance that the Underlying Issuer would not exercise its right to shorten the maturity of the Underlying Debentures upon the occurrence of a Tax Event or as to the period by which such maturity would be shortened.

        In the event that the Underlying Issuer elects to exercise its right to shorten the maturity of the Underlying Debentures on the occurrence of a Tax Event, the Underlying Issuer will mail a notice of shortened maturity to each holder of record of the Underlying Debentures by first-class mail not more than sixty (60) days after the occurrence of such Tax Event, stating the new maturity date of the Underlying Debentures. Such notice shall be effective immediately upon mailing.

        Upon receipt by the Trustee of such notice, the Trustee shall notify the Class A Certificateholders, Moody’s and S&P of the Underlying Issuer’s election to shorten the Maturity Date. In the event that the Underlying Issuer shortens the Maturity Date of the Underlying Debentures, the Maturity Date of the Class A Certificates will be similarly shortened.

Recovery on Underlying Debentures Following Payment Default orAcceleration

        If a Payment Default or an Acceleration occurs, the Trustee will promptly give notice to The Depository Trust Company (“DTC”) or, for any Class A Certificates which are not then held by DTC or any other depository, directly to the registered holders of the Class A Certificates thereof. Such notice will set forth (i) the identity of the issue of Underlying Debentures, (ii) the date and nature of such Payment Default or Acceleration, (iii) the amount of the interest or principal in default, (iv) the Class A Certificates affected by the Payment Default or Acceleration, and (v) any other information which the Trustee may deem appropriate.

        In the event of a Payment Default, the Trustee is required to proceed against the Underlying Issuer on behalf of the Class A Certificateholders and the Class B Certificateholders to enforce the Underlying Debentures or otherwise to protect the interests of the Class A Certificateholders and the Class B Certificateholders, subject to the receipt of indemnity in form and substance satisfactory to the Trustee; provided that holders of Class A Certificates representing a majority of the Voting Rights on the Class A Certificates will be entitled to direct the Trustee in any such proceeding or direct the Trustee to sell the Underlying Debentures, subject to the Trustee’s receipt of satisfactory indemnity. In the event of an Acceleration and a corresponding payment on the Underlying Debentures, the Trustee will distribute the proceeds to the Class A Certificateholders and, to the extent such proceeds represent scheduled interest payments on the Underlying Debentures, to the Class B Certificateholders no later than two Business Days after the receipt of immediately available funds.

        A “Payment Default” means a default in the payment of any amount due on the Underlying Debentures after the same becomes due and payable (and the expiration of any applicable grace period on the Underlying Debentures). An “Acceleration” means the acceleration of the maturity of the Underlying Debentures after the occurrence of any default on the Underlying Debentures other than a Payment Default.

        In the event that the Trustee receives money or other property in respect of the Underlying Debentures (other than a scheduled payment on or with respect to an interest payment date) as a result of a Payment Default on the Underlying Debentures (including from the sale thereof), the Trustee will promptly give notice as provided in the Trust Agreement to DTC, or for any Class A Certificates which are not then held by DTC or any other depository, directly to the registered holders of the Class A Certificates then outstanding and unpaid. Such notice will state that, not later than 30 days after the receipt of such moneys or other property, the Trustee will allocate and distribute such moneys or other property to the holders of Class A Certificates then outstanding and unpaid, pro rata by principal amount and, to the extent such proceeds represent scheduled interest payments on the Underlying Debentures, to the Class B Certificateholders pro rata by notional amount (after deducting the costs incurred in connection therewith and subject to the provisions set forth under “Description of the Trust Agreement–Certain Payments to the Depositor” herein). Property other than cash will be liquidated by the Trustee, and the proceeds thereof distributed in cash, only to the extent necessary to avoid distribution of fractional securities to Class A Certificateholders. In-kind distribution of Underlying Debentures to Class A Certificateholders will be deemed to reduce the principal amount of Class A Certificates and the notional amount of the Class B Certificates on a dollar-for-dollar basis. Following such in-kind distribution, all Class A Certificates and Class B Certificates will be cancelled.

        Interest and principal payments on the Underlying Debentures are payable solely by the Underlying Issuer. The Underlying Issuer is subject to laws permitting bankruptcy, liquidation, moratorium, reorganization or other actions which, in the event of financial difficulties of Underlying Issuer, could result in delays in payment, partial payment or non-payment of the Class A Certificates relating to the Underlying Debentures.

Action Upon Underlying Issuer Failing to Report Under the Exchange Act

        In the event that periodic reports required to be filed by the Underlying Issuer under the Exchange Act are no longer being filed, the Trustee may be required to liquidate any remaining Underlying Debentures. The proceeds from the sale of the Underlying Debentures will be allocated between the Class A Certificateholders and the Class B Certificateholders such that the percentage received by the Class A Certificateholders of the total distribution equals the Class A Proportion divided by the sum of the Class A Proportion plus the Class B Proportion and the percentage received by the Class B Certificateholders of the total distribution equals the Class B Proportion divided by the sum of the Class A Proportion plus the Class B Proportion.

        “Class A Proportion” means the sum of the present values (discounted at the rate of 6.70% per annum) of (i) any unpaid interest distributions due or to become due on the Class A Certificates and (ii) the outstanding principal amount of the Class A Certificates (in each case assuming that the Class A Certificates are paid when due and are not redeemed prior to the Maturity Date).

        “Class B Proportion” means the sum of the present values (discounted at the rate of 6.70% per annum) of any unpaid interest distributions due or to become due on the Class B Certificates (assuming that the Class B Certificates are paid when due and are not redeemed prior to the Maturity Date).

Listing on the New York Stock Exchange

        The Class A Certificates have been authorized for listing, upon official notice of issuance, with the New York Stock Exchange (“NYSE”). There can be no assurance that the Class A Certificates, once listed, will continue to be eligible for trading on the NYSE.

Form of the Class A Certificates

        The Class A Certificates will be delivered in registered form. The Class A Certificates will be issued, maintained and transferred on the book-entry records of DTC and its Participants in minimum denominations of $25 and integral multiples thereof. Class A Certificateholders will not receive physical certificates.

DESCRIPTION OF THE TRUST AGREEMENT

General Distributions

        The Class A Certificates will be issued pursuant to the Trust Agreement, a form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. A Current Report on Form 8-A relating to the Class A Certificates containing a copy of the CorTS® Supplement 2002-3 to the Trust Agreement as executed will be filed by the Company with the Commission following the issuance and sale of the Class A Certificates. The assets of the Trust created under the Trust Agreement will consist of (i) the Underlying Debentures (subject to the Call Warrants) and (ii) all payments on or collections in respect of the Underlying Debentures due after the Closing Date, including payments to the Trust under the Call Warrants, if any. Reference is made to the accompanying Prospectus for important information in addition to that set forth herein regarding the Trust, the terms and conditions of the Trust Agreement and the Class A Certificates. The following summaries of certain provisions of the

Trust Agreement do not purport to be complete and are subject to the detailed provisions contained in the form of Trust Agreement, to which reference is hereby made for a full description of such provisions, including the definition of certain terms used herein.

Certain Payments to the Depositor

        On July 31, 2002, as payment of the balance of the purchase price for the Underlying Debentures, the Trustee will pay to the Depositor the amount of the interest accrued on the Underlying Debentures from January 31, 2002 to but not including the Closing Date. In the event the Depositor is not paid such accrued interest on such date, the Depositor will have a claim for such accrued interest, and will share on a parity with Class A Certificateholders and the Class B Certificateholders to the extent of such claim (i) in the proceeds from the recovery on the Underlying Debentures, in the case of the Class A Certificates and (ii) in the portion of the proceeds which represent accrued interest, in the case of the Class B Certificates.

The Trustee

        U.S. Bank Trust National Association, a national banking association, will act as Trustee for the Class A Certificates and the Trust pursuant to the Trust Agreement. The Trustee’s offices are located at 100 Wall Street, Suite 1600, New York, New York 10005 and its telephone number is (212) 361-2500.

        The Trust Agreement will provide that the Trustee and any director, officer, employee or agent thereof will be indemnified by the Trust and held harmless against any loss, liability or expense incurred in connection with any legal action relating to the Trust Agreement or the Class A Certificates or the performance of the Trustee’s duties under the Trust Agreement, other than any loss, liability or expense that was incurred by reason of willful misconduct, bad faith or negligence in the performance of the Trustee’s duties under the Trust Agreement.

        Pursuant to the Trust Agreement, as compensation for the performance of its duties under such agreement, the Trustee will be entitled to payment of Trustee fees and reimbursement of expenses by the Company pursuant to a separate agreement with the Company, but will not have any claim against the Trust with respect thereto.

Event of Default

        There are no events of default with respect to the Class A Certificates. If a Payment Default or Acceleration occurs (or other default with respect to the Underlying Debentures occurs), the Trustee will act upon the instruction of Class A Certificateholders to recover amounts due on the Underlying Debentures and distribute the proceeds from such recovery (after deducting the costs incurred in connection therewith and subject to the provisions set forth above under “—Certain Payments to the Depositor”) to the Class A Certificateholders pro rata by principal amount and, to the extent such proceeds represent scheduled interest payments on the Underlying Debentures, to the Class B Certificateholders pro rata based on the notional amount thereof. See “Description of the Class A Certificates—Recovery on Underlying Debentures Following Payment Default or Acceleration” herein.

No Derivative Transactions

        The Trust is not permitted to engage in derivative transactions.

Voting Rights

        The Class A Certificateholders will have 100% of the total voting rights as specified in the Trust Agreement (the “Voting Rights”). All Voting Rights with respect to the Class A Certificates will be allocated in proportion to the respective principal balances of the then-outstanding Class A Certificates held by such Class A Certificateholders on any date of determination.

Voting of Underlying Debentures

        The Trustee, as holder of the Underlying Debentures, has the right to vote and give consents and waivers in respect of such Underlying Debentures as permitted by the depositary with respect thereto and except as otherwise limited by the Trust Agreement. In the event that the Trustee receives a request from the Underlying Issuer for its consent to any amendment, modification or waiver of the Underlying Debentures or any document relating thereto, or receives any other solicitation for any action with respect to the Underlying Debentures, the Trustee will mail a notice of such proposed amendment, modification, waiver or solicitation to each Class A Certificateholder of record as of such date. The Trustee will request instructions from the Class A Certificateholders as to whether or not to consent to or vote to accept such amendment, modification, waiver or solicitation. The Trustee will consent or vote, or refrain from consenting or voting, in the same proportion (based on the relative principal balances of the Class A Certificates) as the Class A Certificates of the Trust were actually voted or not voted by the Class A Certificateholders thereof as of a date determined by the Trustee prior to the date on which such consent or vote is required; provided, however, that, notwithstanding anything to the contrary stated herein, the Trustee will at no time vote in favor of or consent to any matter (i) which would alter the timing or amount of any payment on the Underlying Debentures, including, without limitation, any demand to accelerate the Underlying Debentures or (ii) which would result in the exchange or substitution of any Underlying Debenture pursuant to a plan for the refunding or refinancing of such Underlying Debenture, except in each case with the unanimous consent of the Class A Certificateholders and Class B Certificateholders and subject to the requirement that such vote or consent would not, based on an opinion of counsel, materially increase the risk that the Trust would fail to qualify as a grantor trust for federal income tax purposes. The Trustee will have no liability for any failure to act resulting from Class A Certificateholders’ late return of, or failure to return, directions requested by the Trustee from the Class A Certificateholders.

Termination of the Trust

        The Trust will terminate upon (i) the payment in full at maturity or upon early redemption of the Class A Certificates and Class B Certificates, (ii) the distribution of the proceeds received upon a recovery on the Underlying Debentures (after deducting the costs incurred in connection therewith) after a Payment Default or an Acceleration thereof (or other default with respect to the Underlying Debentures), (iii) the distribution of the proceeds received if the Underlying Debentures are liquidated in the event periodic reports required to be filed by the Underlying Issuer are no longer being filed or (iv) the sale by the Trust in accordance with the Call Warrants of all the Underlying Debentures and the distribution in full of all amounts due to the Class A Certificateholders and the Class B Certificateholders. Under the terms of the Trust Agreement and the Call Warrants, the Class

A Certificateholders will not be entitled to terminate the Trust or cause the sale or other disposition of the Underlying Debentures if and for so long as the Call Warrants remain outstanding, without the unanimous consent of the Warrantholders.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        The following supplements the discussion in “Certain Federal Income Tax Considerations” in the accompanying Prospectus and should be read in conjunction therewith.

        Upon the issuance of the Class A Certificates, Orrick, Herrington & Sutcliffe LLP will deliver its opinion generally to the effect that although the matter is not free from doubt, the Trust will be a grantor trust (or security arrangement) for federal income tax purposes, and failing that will be characterized as a partnership and not an association taxable as a corporation (or a publicly traded partnership treated as a corporation). The following discussion (other than the discussion under “Alternative Characterizations of the Class A Certificates”) assumes that the Trust will be so treated.

CLASS A CERTIFICATES TREATED AS DEBT OF THE WARRANTHOLDER

        Each of the Certificateholders, the Trustee, and the Warrantholder have agreed (or, in the case of the Certificateholders, will be deemed to have agreed upon its acceptance of a Certificate) to treat, for United States federal income (and state and local and franchise) tax purposes, the Class A Certificates as indebtedness of the Warrantholder (or as indebtedness of both the Warrantholder and the Class B Certificateholders) and, unless otherwise required by appropriate taxing authorities have agreed (or have been deemed to agree) not to take any position inconsistent with this characterization. Accordingly, you should include interest payments in income as interest (and not original issue discount) and include such interest in your income as it is received (or, if you are an accrual method taxpayer, as it is accrued).

        Although the Class A Certificates are expected to trade “flat,” that is, without a specific allocation to accrued interest, for federal income tax purposes a portion of the amount realized on sale will be treated as accrued interest and thus will be taxed as ordinary income to the seller (and will not be subject to tax in the hands of the buyer).

        For additional information, including a discussion of the effects of the Trust being classified as a partnership, see “Certain Federal Income Tax Considerations” in the accompanying Prospectus.

Alternative Characterizations of the Class A Certificates

        Prospective investors should be aware that no opinions are being sought from the Internal Revenue Service (the “IRS”), and it is possible that the IRS may not treat the Class A Certificates as debt of the Warrantholder. It is possible, for example that the IRS might treat each of the Class A Certificateholders as owning their pro rata share of the $95,682,000 principal amount of the Underlying Debentures (other than the interest in the Underlying Debentures represented by the Class B Certificates) and writing their pro rata share of the Call Warrants. Or, the IRS could conceivably treat each of the Class A Certificateholders as owning their pro rata share of approximately $85,971,917 of the Underlying Debentures, writing their pro rata share of the Call Warrants (with respect to approximately $85,971,917 of the Underlying Debentures), and obtaining their pro rata share of a guarantee (issued by the Warrantholder) that in the event their Certificates are redeemed, they will receive their original principal amount of the Certificates. The balance of this discussion only applies if either of these alternative characterizations of the treatment of the Class A Certficates is applicable.

        In either of the alternative characterizations outlined above, the Trust would be treated as a grantor trust for federal income tax purposes (or possibly as a partnership but not a publicly traded partnership treated as a corporation). Accordingly, each Class A Certificateholder will be treated as the owner of its pro rata share of the requisite amount of the Underlying Debentures (less, in the first alternative characterization, the interest represented by the Class B Certificates) and as the writer of its pro rata share of the Call Warrants (and, in the second alternative characterization, as the buyer of its pro rata share of the prepayment guarantee in the event of an early redemption).

        Because the Certificateholders will be deemed to receive their pro rata share of the revenue from the sale of the Call Warrants, such amount deemed received (the “Call Warrant Premium”) will correspondingly increase their basis in the assets of the Trust. Any such Call Warrant Premium will constitute option premium that will not be includable in income when received. Rather, such premium will be added to the amount received upon sale or exchange of the Certificates, or will constitute short term capital gain upon lapse of the Call Warrants.

        Because the Certificateholders will be deemed (if applicable in any recharacterization) to have paid their pro rata share of the expense of the guarantee in the event of the redemption, such amount deemed paid (the “Redemption Guarantee Premium”) will correspondingly decrease their basis in the assets of the Trust. Although the timing and character of any income or deduction related to the Redemption Guarantee Premium is not certain, such premium likely will not be deductible when paid. Rather, such premium likely will be subtracted from the amount deemed received for the Class A Certificateholders’ pro rata share of the Underlying Debentures upon the sale or exchange of the Certificates.

        The Trust will not identify the Underlying Debentures, the Call Warrants, and if applicable, the redemption guarantee, as part of an integrated transaction. In the event of any alternative characterization, prospective investors should consult their own tax advisors regarding whether a retroactive election is available to them on an individual basis and, if so, if it would be beneficial to them.

        The Underlying Issuer intends to treat the Underlying Debentures as debt for federal income tax purposes. However, legislation has previously been proposed (but not enacted into law) that would, among other things, prohibit an issuer from deducting interest on debt instruments that had a maturity of greater than forty (40) years. There can be no assurance that this proposal or similar legislation will not be enacted in the future or that any such legislation, if enacted, would not have a retroactive effective date. In the event legislation is passed that would (because the Underlying Debentures had a maturity in excess of a permitted amount of years) curtail the Underlying Issuer’s ability to deduct its interest expense incurred with respect to the Underlying Debentures, the Underlying Issuer may exercise its right to shorten the maturity of the Underlying Debentures. It is possible that such event would be a taxable event to Class A Certificateholders. In the event that it is a taxable event to the Class A Certificateholders, such holders may have to recognize significant gain (a large portion of which may be ordinary income) even though they will not receive any cash and will have not, economically, realized any gain. Such gain would most likely be offset by short term capital loss upon maturity of the Class A Certificate (or would decrease any gain or increase any loss upon the sale of the Class A Certificate).

        Although the Underlying Issuer is taking the position that the Underlying Debentures are debt for federal income tax purposes, the Underlying Debentures Prospectus does not indicate that an opinion (as to their status as debt) was given. Accordingly, if the Underlying Debentures are not debt for federal income tax purposes, among other consequences the interest could be dividends and subject to withholding. The Trust currently intends to take the position that the Underlying Debentures are debt for federal income tax purposes.

        For information reporting purposes, interest payments will be reported to you (and to the Internal Revenue Service) in the same manner as reported to holders of the Underlying Debentures, which currently is on Form 1099, as interest and not original issue discount, and will be included in your income as it is paid (or, if you are an accrual method taxpayer, as it is accrued) as interest (and not as original issue discount). See “Certain Federal Income Tax Considerations” in the accompanying Prospectus.

        Although the Class A Certificates are expected to trade “flat,” that is, without a specific allocation to accrued interest, for federal income tax purposes a portion of the amount realized on sale will be treated as accrued interest and thus will be taxed as ordinary income to the seller (and will not be subject to tax in the hands of the buyer).

        In the event a Class A Certificateholder allocates a basis in its pro rata share of the Underlying Debentures that is greater than the principal amount of such Underlying Debentures, such Class A Certificateholder should consult its own tax advisors with respect to whether or not it should elect to amortize such premium, if any, with respect to such Underlying Debentures under section 171 of the Internal Revenue Code of 1986.

        If a subsequent holder purchases its Class A Certificate at a discount, such holder’s pro rata share of the Underlying Debentures will likely constitute an original issue discount (and not a market discount) obligation. Accordingly, subsequent purchasers should consult with their own tax advisors with respect to whether they have to accrue original issue discount on their pro rata interest in the Underlying Debentures.

        For additional information, including a discussion of the effects of the Trust being classified as a partnership, see “Certain Federal Income Tax Considerations” in the accompanying Prospectus.

CERTAIN ERISA CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986 (the “Code”) impose certain requirements on (a) an employee benefit plan (as defined in Section 3(3) of ERISA), (b) a plan described in Section 4975(e)(1) of the Code, including an individual retirement account (“IRA”) or Keogh plan or (c) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (each, a “Plan”).

        ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code (collectively, “Parties in Interest”). Thus, a Plan fiduciary considering an investment in Class A Certificates should consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. The Underlying Issuer, the Underwriters, the Trustee and their respective affiliates may be Parties in Interest with respect to many Plans.

        If an investment in Class A Certificates by a Plan were to result in the assets of the Trust being deemed to constitute “plan assets” of such Plan, certain aspects of such investment, including the operations of the Trust and the deemed extension of credit between the Underlying Issuer and the holder of a Class A Certificate (as a result of the Underlying Debentures being deemed to be “plan assets”), as well as subsequent transactions involving the Trust or its assets, might constitute or result in prohibited transactions under Section 406 of ERISA and Section 4975 of the Code unless exemptive relief were available under an applicable exemption issued by the United States Department of Labor (the “DOL”). Neither ERISA nor the Code defines the term “plan assets.” Under Section 2510.3-101 of the DOL regulations (the “Regulation”), a Plan’s assets may include the assets of an entity if the Plan acquires an “equity interest” in such entity. Thus, if a Plan acquires a Class A Certificate, for certain purposes (including the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code), the Plan would be considered to own an undivided interest in the underlying assets of the Trust, unless an exception applies under the Regulation.

        The Underwriters expect that the Class A Certificates will satisfy the criteria for treatment as publicly-offered securities under the Regulation. A publicly-offered security is a security that is (i) freely transferable, (ii) part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another at the conclusion of the initial offering, and (iii) either is (A) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (B) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

        The Underwriters will verify that there will be at least 100 separate purchasers (whom the Underwriters have no reason to believe are not independent of the Company or of one another) at the conclusion of the initial offering. There is no assurance that the 100 independent investor requirement of the “publicly-offered security” exception will, in fact, be satisfied.

        Nothing herein shall be construed as a representation that an investment in the Class A Certificates would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans generally or any particular Plan. Any Plan or any other entity the assets of which are deemed to be “plan assets,” such as an insurance company investing assets of its general account, proposing to acquire Class A Certificates should consult with its counsel.

UNDERWRITING

        Subject to the terms and conditions set forth in the Underwriting Agreement (the “Underwriting Agreement”) between the Underwriters named below and the Company, the Company will sell the Class A Certificates to the Underwriters, and each of the Underwriters named below have agreed to purchase from the Company the respective number of Class A Certificates set forth opposite its name. In the Underwriting Agreement, the Underwriters named below have agreed, subject to the terms and conditions set forth therein, to purchase all of the Class A Certificates if any Class A Certificates are purchased.

Underwriters Salomon Smith Barney Inc.………………………………………… Prudential Securities Incorporated………………………………… Dain Rauscher Incorporated………………………………………… Total	Number of Class A Certificates 1,974,285 600,000 300,000 2,874,285

        The Company has been advised by the Underwriters that it proposes initially to offer the Class A Certificates to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of $0.50 per Class A Certificate. The Underwriters may allow and such dealers may reallow a concession not in excess of $0.45. After the initial public offering, the public offering price and the concessions may be changed.

        The Class A Certificates are a new issue of securities with no established trading market. The Class A Certificates have been approved for listing, subject to official notice of issuance, on the NYSE. In order to meet one of the requirements for listing the Class A Certificates on the NYSE, the Underwriters have undertaken to sell the Class A Certificates to a minimum of 400 beneficial owners. Trading of the Class A Certificates on the NYSE is expected to commence within the 30-day period after the initial delivery thereof. The Underwriters have told the Company that it presently intends to make a market in the Class A Certificates prior to commencement of trading on the NYSE, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Class A Certificates. Any market making by the Underwriters may be discontinued at any time at the sole discretion of the Underwriters. No assurance can be given as to whether a trading market for the Class A Certificates will develop or as to the liquidity of any trading market.

        The Class A Certificates are expected to trade flat. This means that any accrued and unpaid interest on the Class A Certificates will be reflected in the trading price, and purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Class A Certificates not included in the trading price.

        Until the distribution of the Class A Certificates is completed, rules of the Commission may limit the ability of the Underwriters to bid for and purchase the Class A Certificates. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Class A Certificates. Possible transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Certificates.

        If the Underwriters create a short position in the Class A Certificates in connection with this offering, that is, if they sell a greater aggregate principal amount of Class A Certificates than is set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Class A Certificates in the open market. The Underwriters may also impose a penalty bid on certain selling group members. This means that if an Underwriter purchases Class A Certificates in the open market to reduce its short position or to stabilize the price of the Class A Certificates, it may reclaim the amount of the selling concession from the selling group members who sold those Class A Certificates as part of the offering.

        In general, purchase of a security for the purposes of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a Class A Certificate to the extent that it were to discourage resales of the Class A Certificates.

        Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transaction described above might have on the price of the Class A Certificates. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions. Such transactions, once commenced, may be discontinued without notice.

        The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

         Salomon Smith Barney Inc. is an affiliate of the Company, and the participation by Salomon Smith Barney Inc. in the offering of the Class A Certificates complies with Conduct Rule 2720 of the National Association of Securities Dealers, Inc. regarding underwriting securities of an affiliate.

RATINGS

        It is a condition to the establishment of the Trust and the issuance of the Class A Certificates that the Class A Certificates be rated identically to the Underlying Debentures by both Moody’s and S&P. Moody’s and S&P have rated the Underlying Debentures “Aaa” and “AAA,” respectively.

        The ratings address the likelihood of the receipt by holders of the Class A Certificates of payments required under the Trust Agreement, and are based primarily on the credit quality of the Underlying Debentures. The rating does not address the likelihood of the Underlying Issuer failing to report under the Exchange Act.

        A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by S&P and Moody’s. Each security rating should be evaluated independently of any other security rating.

        The Company has not requested a rating on the Class A Certificates by any rating agency other than S&P and Moody’s. However, there can be no assurance as to whether any other rating agency will rate the Class A Certificates, or, if it does, what rating would be assigned by any such other rating agency. A rating on the Class A Certificates by another rating agency, if assigned at all, may be lower than the ratings assigned to the Class A Certificates by S&P and Moody’s.

LEGAL OPINIONS

        Certain legal matters relating to the Class A Certificates will be passed upon for the Company and for the Underwriters by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                          INDEX OF TERMS

Acceleration...............S-17         Parties in Interest........S-23
Administrative or Judicial              Payment Default............S-17
  Action...................S-16         Plan.......................S-23
Business Day...............S-14         Redemption Guarantee
Call Warrants..............S-11           Premium..................S-22
Call Warrant Premium.......S-22         Regulation.................S-24
Certificateholders.........S-11         S&P........................S-13
Class A Certificates.......S-11         Securities Act.............S-12
Class A Proportion.........S-18         Specified Currency.........S-13
Class B Certificates.......S-11         Tax Event..................S-15
Class B Proportion.........S-18         Term Assets Issuer.........S-11
Closing Date...............S-11         Trust......................S-11
Code.......................S-23         Trust Agreement............S-11
Commission.................S-11         Trust Indenture Act........S-11
Company....................S-11         Underlying Debentures.S-3, S-11
Depositor..................S-11         Underlying Debentures
DOL........................S-24           Prospectus...............S-12
DTC........................S-16         Underlying Debentures
ERISA......................S-23           Registration Statement...S-12
Exchange Act...............S-11         Underlying Issuer.....S-3, S-11
IRA........................S-23         Underwriters...............S-13
IRS........................S-21         Underwriting Agreement.....S-24
Maturity Date..............S-12         Voting Rights..............S-19
Moody's....................S-13         Warrant Exercise Date......S-14
NYSE.......................S-18         Warrantholders.............S-11

APPENDIX A

DESCRIPTION OF THE UNDERLYING CAPITAL SECURITIES

Issuer:	SunAmerica Inc. (currently known as American International Group Inc. pursuant to a merger on January 1, 1999) ("AIG")

Underlying Debentures:	5.60% Debentures due July 31, 2097

Maturity Date:	July 31, 2097

Original Principal Amount Issued:	$175,000,000

CUSIP No.:	866930AG5

Stated Interest Rate:	5.60% per annum

Interest Payment Dates:	January 31 and July 31

Redemption:

The Underlying Debentures are redeemable, in whole at any time or in part from time to time, at the option of the Underlying Issuer, at a redemption price equal to the greater of (i) 100% of the accreted value of the Underlying Debentures to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereof, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a certain treasury benchmark rate plus 0.20%, together in either case with accrued interest on the principal amount being redeemed to the date of redemption.

Redemption Upon Tax Event:

The Underlying Debentures are redeemable, under certain circumstances, in whole (but not in part), by the Underlying Issuer if certain adverse tax events occur with respect to the Underlying Issuer. Ranking: The Underlying Debentures are senior unsecured obligations of AIG and are ranked pari passu with all other unsubordinated debt of AIG.

Principal Amount of Underlying Capital Securities Deposited Under Trust Agreement:	$95,682,000

                   The above summary is qualified in its entirety by reference to the Underlying Debentures Prospectus. Neither the Depositor nor any of its affiliates make any representation about the completeness, accuracy or timeliness of information in the Underlying Debentures Prospectus.

Available Information

AIG is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by AIG with the Commission pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be maintained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, on which one or more of AIG securities are listed.

A-1

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CorTS® Trust For SunAmerica Debentures

2,874,285 6.70% Corporate-Backed Trust Securities
(CorTS®) Class A Certificates
(principal amount of $25 per Certificate)

Prospectus Supplement

Dated May 17, 2002

Salomon Smith Barney	First Union Securities, Inc.

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